EXHIBIT 99.C.1

CONSENT OF INDEPENDENT AUDITORS'

To the Board of Directors of
Massachusetts Mutual Life Insurance Company

We consent to the inclusion in this Post-Effective Amendment No. 8 to Registration Statement No. 33-87904 Registration Statement of Massachusetts Mutual Variable Life Separate Account I on Form S-6 of our report dated February 14, 2000 on our audit of the Strategic Variable Life Segment of the Massachusetts Mutual Variable Life Separate Account I as of December 31, 1999 and of our report dated February 1, 2000, on our audit of the statutory financial statements of Massachusetts Mutual Life Insurance Company as of December 31, 1999 and for the year then ended, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Experts" appearing in the prospectus.

Deloitte & Touche LLP
Hartford, Connecticut
April 24, 2000